 Exhibit 99.1

Five Star Bancorp Announces Closing of Initial Public Offering of Common Stock and Full Exercise of Underwriters’ Option

May 7, 2021

Rancho Cordova, CA (May 7, 2021) – Five Star Bancorp (Nasdaq: FSBC) (“Five Star” or the “Company”), announced today the closing of the initial public offering of its common stock. The Company sold 6,054,750 shares of its common stock, at a public offering price of $20.00 per share, including 789,750 shares of common stock sold pursuant to the underwriters’ option, which was exercised in full. The net proceeds to the Company, after deducting the underwriting discount and estimated offering expenses, were approximately $109.5 million.

Keefe, Bruyette & Woods, Inc. acted as bookrunner for the offering. Stephens Inc. and D.A. Davidson & Co. acted as co-managers.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and was declared effective by the SEC on May 4, 2021. The offering has been made solely by means of the written prospectus forming a part of the effective registration statement. Copies of the final prospectus may be obtained from Keefe, Bruyette & Woods, Inc. A Stifel Company, 787 Seventh Avenue, Fourth Floor, New York, NY 10019, Attention: Equity Capital Markets, or by calling (800) 966-1559.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

About Five Star

Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. Five Star has seven branches and two loan production offices throughout Northern California.

Contact:

Heather Luck

Five Star Bancorp

hluck@fivestarbank.com

(916) 626-5008

Shelley Wetton

Five Star Bancorp

swetton@fivestarbank.com

(916) 640-1507